SEARCHHELP, INC.
                              1055 STEWART AVENUE
                               BETHPAGE, NY 11714



                                April 30, 2003


United  States  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
Mail  Stop  0308
Washington,  D.C.  20549
Attn:  Mr. Rob Nalavala



     RE:  SEARCHHELP, INC.
          FORM  Filed as a SB-2/A
          FILED  April 14, 2003
          FILE  NO.:  33-97687


Ladies  and  Gentlemen:

     As the result of a filing error with respect to the filing type, the Company has elected to withdraw its Post-Effective Amendment No. 1 to Form SB-2 Registration Statement and have subsequently re-filed as the correct document type.

     Thank  you  for  your  time  and  attention  to  this  matter.


                                       Very truly yours,


                                        Sincerely,

                                         /s/ William Bozsnyak
                                        --------------------------
                                             William Bozsnyak
                                             President




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